Exhibit 99.1

June 27, 2014

For Immediate Release
Company Contact:
Roger Jackson ▪ 734-585-9482 ▪ roger.jackson@tecumseh.com

Tecumseh Makes Board and Executive Leadership Changes
ANN ARBOR, MI - June 27, 2014 - Harold Karp has been named interim President and Chief Executive Officer of Tecumseh Products Company (Nasdaq:TECU) following the resignation of James Connor. The Tecumseh Board of Directors also approved the appointment of Gary Cowger as Chairman.

“Tecumseh will immediately benefit from Harold’s strong leadership skills and global manufacturing expertise which he has developed over the years,” said Cowger. “Harold has a wealth of experience leading worldwide manufacturing businesses, enhancing their quality and productivity while stimulating innovation and growth."

For 18 years, Karp was employed by The Alpine Group, Inc. or one of its portfolio companies, serving in various senior operating and executive positions. The Alpine Group is an investment firm that operated and actively managed companies in the refrigeration, specialty materials, coatings, wire and cable products and electronic components sectors. Karp served as President and Chief Operating Officer from February 2007 to December 2013 of Wolverine Tube, Inc., which manufactured custom-engineered products providing thermal management solutions to the HVAC, refrigeration, appliance, electronic cooling and petrochemical markets. Karp has served on the Tecumseh Board of Directors since January 2014.

“I am excited to be named the CEO of Tecumseh,” said Karp. “I believe in the strength of the Tecumseh brand and in its global distribution network, and I am committed to enhancing both through innovative product development. We are going to renew our focus on customer satisfaction and product quality with a sense of urgency to reaffirm Tecumseh as a global leader in our industry. With our new leaders in engineering, operations and restructuring, I am confident that we are well-prepared to meet the challenges and opportunities as they are presented to Tecumseh.”

Cowger’s appointment as Chairman of the Board, together with the recent additions of four Directors, provide a broad range of public company, operational, financial and industry experience. A recent successful recapitalization, aligning voting control with share ownership, is an example of the Board’s commitment to moving Tecumseh forward.

Tecumseh also announced that it is engaging in an executive search for a permanent President and CEO, with the anticipation that Karp will be a strong candidate for that position.

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.